Exhibit 15

April 24, 2002

To Southern Peru Copper Corporation:

        We are aware that Southern Peru Copper Corporation has incorporated by reference in its Registration Statement on Forms S-8 (File Nos. 333-02736 and 333-40293), its Form 10-Q for the quarter ended March 31, 2002, which includes our report dated April 24, 2002, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to April 24, 2002.

Very truly yours,

ARTHUR ANDERSEN LLP